Exhibit 10.1

Ross B. Bricker

General Counsel and Senior Vice President

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

September 23, 2005

Mr. Jay Caraviello

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Dear Jay:

As discussed with you, the effective termination date of your employment with SPX Corporation (the “Company”) is September 23, 2005.  This letter, otherwise known as the Separation Agreement and General Release, sets forth the terms upon which you and the Company have agreed your employment will be terminated (hereinafter the Separation Agreement and General Release will be referenced as the “Agreement”).

1.                                      Salary Continuation

Subject to the provisions of this Agreement, your salary, as of your termination date, will be continued through September 23, 2006, and will be paid in the same increments at the same pay intervals as you are currently being paid (the “Salary Continuation”).  The period between your termination date and September 23, 2006 will be known as the “Separation Allowance Period”.  The Salary Continuation shall be subject to any and all applicable withholding and other employment taxes.  This Salary Continuation is in lieu of any and all rights or entitlements to severance pay under any other Company plan, policy, benefit or procedure, or any agreement between you and the Company.

2.                                      Bonus and Equity Incentive Compensation

Subject to the provisions of this Agreement, you will be eligible to receive a bonus under the 2005 Executive Bonus Plan, based on full year business performance and prorated according to the number of days you worked for SPX in the 2005 plan year, and payable at the time such bonuses are paid to participants generally.  Also, subject to the provisions of this Agreement, any unvested stock options, restricted stock and restricted stock units granted to you by the Company that would have vested on or before January 31, 2006 will vest as of your employment termination date, and you will have one (1) year in which to exercise your vested options.  Any other unvested stock options, restricted stock and restricted stock units granted to you by the Company will be forfeited.

3.                                      Employee Benefits

The Attached Exhibit A summarizes the status of your employee benefits following your separation from SPX.  Most of your employee benefits terminate as of your last day of active work, although your medical, dental, and vision coverage (if applicable) continue through the end of the month during which your last day of active work occurred.  Please be aware that you will be entitled to receive certain benefits as noted in Exhibit A, provided you take the steps described in the Exhibit.  It is important that you read this information.

You will be vested in the benefits accrued through and including your employment termination date under the SPX Corporation Individual Account Retirement Plan, the Supplemental Individual Account Retirement Plan, and the Supplemental Retirement Plan for Top Management.  Except as expressly provided in this Agreement, payments or reimbursements in respect of country club dues, fees or other costs shall cease effective as of September 23, 2005.  The Company will reimburse you for up to $20,000 for annual income tax return preparation and financial planning fees and costs incurred in calendar year 2005 (less the amount of any such fees and costs previously reimbursed by the Company in 2005, regardless of when such fees and costs were incurred) upon receipt of documentation satisfactory to the Company.  No unused amounts from 2004 or prior years, if any, will be carried forward or otherwise available for income tax return preparation and financial planning services.

You acknowledge that the payments and benefits specified in this Agreement exceed in value any payments and benefits to which you may already be entitled.

4.                                      Outplacement Services

The Company agrees to make executive outplacement service available to assist you in obtaining new employment at the Company’s cost.  Subject to final approval by the Company, you may select the provider you wish to use and the level of services you wish to receive provided the total cost does not exceed $25,000.  The Company’s obligation to provide these outplacement services will be terminated on September 23, 2006, or on the date that you commence your new employment, whichever occurs first, and in any event, when the Company’s cost has reached $25,000.

5.                                      Release

By signing this Agreement, you release the Company from any known or unknown, asserted or unasserted claims that you may have against the Company.

You are giving this release on behalf of yourself and your heirs, personal representatives, assigns or any other person who could make a claim based upon your employment relationship with the Company.

The release applies to the Company and its subsidiaries, business units, divisions and affiliates, as well as their current and former directors, board of directors, managers, officers, shareholders, agents, representatives, attorneys, employees, successors, predecessors and assigns.  These parties are together called the “Released Parties” in this Agreement.  Except to the extent provided herein, the release also includes any employee benefit plans or funds sponsored or administered by the Company (except that it does not apply to claims for vested benefits, if any, arising from Company-sponsored retirement plans).

This is a general and complete release that applies to any claim, known or unknown, asserted or unasserted, and waives any claim to further compensation or benefits.  It includes claims relating to your employment with and termination of employment with the Company.

This release specifically applies to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, 42 U.S.C. § 1981 through 1988, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefits Protection Act, the Immigration Reform and Control Act, as amended, the Occupational Safety and Health Act, as amended, the Equal Pay Act, any collective bargaining agreement, any other federal, state, local civil or human rights law or any other local, state or federal law, regulation or ordinance, any federal or state common law, including claims in contract and tort or based upon public policy, and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  It does not apply to any claim that arises after you sign this Agreement, and it does not include claims that cannot be released as a matter of law.

You agree to permanently withdraw with prejudice all claims, if any, you have filed against any Released Party, including a request to the EEOC or any other employment discrimination investigation agencies to withdraw any previously filed charges of discrimination.  You further agree that you shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against the Company, without regard as to who brought said complaint or charge.

6.                                      Employee Affirmations

You affirm that you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against any of the Released Parties, or any portion thereof or interest therein.  You also affirm that you have not filed, caused to be filed, or presently are a party to any claim, complaint, or action against any of the Released Parties in any forum or form. You further affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to you, except as provided in this Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

7.                                      Employee Covenants

You agree to resign from any appointments, directorships or other offices you may hold on behalf of SPX Corporation or any of its divisions or affiliates.  You acknowledge that any employment or contractual relationship between you and the Company will terminate by virtue of this Agreement, and that you have no future employment or contractual relationship with the Company other than the contractual relationship created by this Agreement.  In consideration of this Agreement, you hereby waive any and all employment rights that you now have with the Company, except as otherwise expressly provided in this Agreement.  You agree not to seek reinstatement, reemployment, or future employment as a new employee, and the Company has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate you in the future.

You acknowledge that you will remain bound by any confidentiality, nondisclosure or noncompetition agreements you have with the Company.

You further acknowledge that you may possess secret, confidential or proprietary information or trade secrets concerning the operations, future plans or business methods of the Company.  You agree never to use or disclose any such information.

You further acknowledge that for a one-year period immediately after termination of your employment, you will not directly or indirectly accept employment with or render services on behalf of a competitor of any SPX business unit at which you have been employed, or any other third party, in any capacity where the confidential information of an SPX business unit acquired by you during your employment with an SPX business unit would reasonably be considered to be useful to the competitor or to such other third party to become a competitor based in whole or in part on such information.

You agree that, for a period of one (1) year after the date of execution of this Agreement, you will not interfere with the Company’s relationship with, or endeavor to entice away from the Company, or hire any person who at the time of the execution of this Agreement is an employee of the Company.  You agree that, for a period of one (1) year after the date of execution of this Agreement, you will not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any customer of the Company who, during your employment at the Company, you serviced, solicited on behalf of the Company or gained knowledge about through your employment at the Company.

You also agree not to criticize the Company or any of its officers, directors, employees, shareholders, affiliates or agents.

You agree that the Company would be irreparably harmed by any actual or threatened violation of the Employee Covenants described in this section, and that the Company will be entitled to an injunction prohibiting you from committing such violation.

8.                                      Tender Back

You agree that in the event of any breach of this Agreement, including but not limited to, your bringing any claim against any Released Party, you will immediately repay all or any portion of the payments made to you and the Company will have no obligation to make any further payments to you under this Agreement, provided, however, that these provisions do not apply to any claims brought pursuant to the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.

9.                                      Expenses

The Company will reimburse you for all reasonable business expenses incurred through September 23, 2005, upon proper presentation of supporting documentation, provided that appropriate expense reports have been submitted by September 29, 2005.  Effective September 23, 2005, the Company will no longer pay for or reimburse you for any charges or fees incurred in connection with your cellular phone.  Should you decide to retain the cellular phone, you agree that all expenses incurred in connection with the phone will be paid by you.

10.                               Company Property

You agree that all Company property, including but not limited to, automobiles, credit cards, keys, documents, software, computer data, records, or any other materials, will be returned by September 23, 2005.

11.                               Non-Admission

You agree that this Agreement is not an admission of guilt or wrongdoing by the Released Parties, and acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

12.                               Cooperation

You shall cooperate fully and voluntarily with the Company and with the Company’s counsel in connection with any past, present or future, actual or threatened, litigation, claims, investigations, hearings, actions, or administrative proceeding involving the Company that relate to events, occurrences or conduct occurring (or claimed to have occurred) during the period of your employment by the Company.  This cooperation by you shall include, but not be limited to, (i) being reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;  (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefore as and to the extent that the Company or its counsel request; (iii) refraining from impeding in any way the Company’s prosecution or defense of any such litigation, claims, investigations, hearings, actions, or administrative proceeding; (iv) cooperating fully in the development and presentation of prosecution or defense of any such litigation, claims, investigations, hearings, actions, or administrative proceeding;  (v) providing, on a timely basis, advice and consultations as reasonably requested by the Company; (vi) attending depositions (whether or not you are deposed), hearings, investigations, trials or arbitrations, assisting in response to discovery requests, meeting with counsel for the Company, and providing written statements and/or affidavits, all as requested by the Company’s General Counsel, or his designee; and (vii) promptly notifying the Company’s General Counsel or his designee, if you are contacted by any party, third party or by counsel or a representative representing parties with respect to claims or litigation adverse to the Company, and avoiding discussions with or otherwise providing information to such party, third party, counsel or representative prior to discussions with General Counsel, or his designee, or his representatives, and then only in the presence of the Company’s representatives (unless otherwise required by court order).

You agree to provide, on a timely basis, advice and consultation upon the reasonable request of the Company’s senior management team with respect to business, operational, financial, personnel and other matters relating to the period of your employment by the Company.

You shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation except to the extent that such reimbursement may be prohibited, or may jeopardize the Company’s legal interests, as determined by the Company.

13.                               Full Disclosure of Claims

You represent and affirm that (i) you have not filed or caused to be filed on your behalf any claim for relief against the Company or any Released Parties and, to the best of your knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Released Parties on your behalf; and (ii) you have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, agent or other representative of the Company, to any member of the Company’s legal department, and have no knowledge of any such improper, unethical, or illegal conduct or activities and have disclosed to the Company any information you might have had concerning any conduct involving the Company that you had reason to believe may be unlawful or involve any false claims to the United States or any other government having jurisdiction over the Company; and (iii) you will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or its representatives based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement except as otherwise provided for in this Agreement. You agree that you will not voluntarily aid or assist, either directly or indirectly, any individual or entity in either the assertion or pursuit of any private claim or prosecution of any private lawsuit, action, arbitration or judicial or administrative proceeding, now existing or hereafter arising, relating to any matters in which you were either involved or for which you rendered services to the Company.  Notwithstanding the above, nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal, state or local government agency, law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal department; (iii) cooperating with any other U.S. government investigation; or (iv) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

14.                               Testimony and Production of Documents

Nothing in Paragraphs 11 and 12 herein shall give the Company the right to control or dictate the content of any testimony given by you, it being understood that you would be required to testify truthfully.  Moreover, nothing in this section shall give the Company the right to control or dictate any documents required to be produced by you pursuant to court order and by doing so, you will not be deemed to have violated any provision of this Agreement.

15.                               Action on Behalf of Employer

You shall not take any action on behalf of the Company except as expressly required by the Company’s General Counsel, or his designee.

16.                               Joint Representation

In the event you are named in a lawsuit arising out of any alleged acts or omissions committed by the Company or by you within the scope of your employment with the Company, the Company at the Company’s cost will agree to provide you with representation either jointly, provided you execute a separate agreement in a form to be provided by the Company, or separately.  In either event, counsel for you shall be selected by the Company in its sole discretion.  In the event the Company determines at any point in the matter that there exists a conflict of interest or if representation of you jeopardizes the Company’s interests, then the Company may, in its sole discretion, decline to provide or continue any such representation.

17.                               Indemnification and Insurance

The Company shall continue to indemnify you and provide applicable directors’ and officers’ liability insurance coverage (including, where required, legal defense) for actions prior to the effective date of your employment termination to the same extent it indemnifies and provides liability insurance coverage to officers and directors and former officers and directors of the Company.

18.                               Review Period

You acknowledge that, before signing this Agreement, you were given a period of at least 21 calendar days to consider this Agreement.  If the 21-day period has not elapsed at the time you sign this Agreement, you acknowledge that you have knowingly and voluntarily chosen to sign this Agreement before the expiration of that period.  You acknowledge that (a) you took advantage of this period to consider this Agreement before signing it; (b) you carefully read this Agreement; (c) you fully understand it; and (d) you are signing it voluntarily.  You further acknowledge that the Company encouraged you to discuss this Agreement with your attorney (at your own expense) before signing it and that you did so to the extent you deemed necessary.

19.                               Revocation of Agreement

You understand that you may revoke this Agreement in writing within seven (7) calendar days after you sign it, and the Agreement shall not become effective or enforceable until the end of the seven-day period.  To be effective, your written revocation must be submitted, in writing, and state “I hereby revoke acceptance of our Separation Agreement and General Release.”  The revocation must be personally delivered to Douglas Hardy, or mailed to him at 13515 Ballantyne Corporate Place, Charlotte North Carolina 28277 and postmarked within seven (7) calendar days of execution of this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state where you reside, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.  If you revoke this Agreement, the Company shall have no obligations under this Agreement.

20.                               Miscellaneous

This is the entire agreement between you and the Company.  This Agreement may not be modified in any manner except in writing signed by both you and an authorized Company official.  You acknowledge that the Company has made no representations or promises to you other than those in this Agreement.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction or by any arbitrator and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect.  Notwithstanding this provision, however, the parties agree that the general release language of paragraph 5 cannot be modified by any court or by any arbitrator and shall remain in full force and effect.

This Agreement binds your heirs, administrators, personal representatives, executors, successors and assigns, and will apply to the benefit of all Released Parties and their respective heirs, administrators, personal representatives, executors, successors and assigns.

This Agreement shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against you or any Released Party.  This Agreement shall be governed by the statutes and common law of the State of North Carolina, without regard to that state’s rules regarding conflict of laws.

YOU HAVE BEEN ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND HAVE BEEN ADVISED THAT YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE. YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 1 ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY.

ACCEPTED AND AGREED TO:	SPX CORPORATION

/s/ Jay Caraviello	/s/ Ross B. Bricker
Jay Caraviello	Ross B. Bricker

Date: 9/23/05	Date: 9/23/05

EXHIBIT A

SPX CORPORATION

SEPARATION ALLOWANCE PLAN

Benefit Continuation Summary

This exhibit provides you with a summary of the status of your SPX employee benefits upon your separation from employment.  Generally speaking, benefits fall into two categories, those subject to COBRA continuation and those that are not subject to COBRA.  Part I below lists those benefits subject to COBRA.  Part II lists those not subject to COBRA.

Part I.  Benefits Subject to COBRA

The company provides COBRA at subsidized rates during the Separation Allowance Period for certain plans.  However, continuing such coverage requires timely action on your part – see “How to Continue Your Coverage in These Plans” below.

Benefit:	Benefit Status After Termination:
Medical, Dental, Vision

Coverage under the Company’s medical, dental and vision plans will continue until the end of the month in which your employment terminated. At the end of that month, your coverage under the Company’s medical, dental and vision plans will be cancelled. However, if you were a participant in one or more of these plans at the time of your separation from employment, you may continue coverage under one or more of these plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for up to 18 months. Further, you may continue coverage for your eligible dependents, if those dependents were covered at the time of your separation from employment.

Health Care Spending Account

Health Care Spending Account participation and deductions will end with your last day of active work. However, you may continue to participate in the Health Care Spending Account under COBRA but only through the end of the calendar year of your separation from employment with the Company. If you elect to continue participation under COBRA, you should be aware that contributions to your Health Care Spending Account will be made on an after-tax basis after your separation from employment.

Eligible claims against your Health Care Spending Account may be filed through March 31st of the year after your separation date, provided the service was rendered during the calendar year of your separation from employment while you were a participant and before the end of your Health Care Spending Account coverage. In other words, you or one of your eligible dependents must have received the service before your Health Care Spending Account coverage terminates in order to be eligible for reimbursement. Claim forms are available by contacting the SPX Benefits Service Center, 1-866-779-7367.

How to Continue Your Coverage in These Plans

A COBRA enrollment package and notice of your COBRA rights will be mailed to your home from the SPX Benefits Service Center, the COBRA administrator, within ten days of the date your active employee benefits end.

Generally, you will have 60 days from receipt of your COBRA package to elect continuation coverage under COBRA.  If you elect to continue coverage under COBRA, you will then have 45 days from the date you make your COBRA continuation election to make all COBRA premium payments due at that time to the SPX Benefits Service Center.

Please be aware that after your active benefits end, you will not be covered by any of these benefit plans until you make a COBRA election within the 60-day election period and make the required premium payments within the 45-day payment period.  Once you make a timely election and timely payments, your

As of:   September 15, 2005

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coverage under the applicable benefit plans will be reinstated with no lapse in coverage back to the date each employee benefit ended (the COBRA qualifying event).

If you do not make a COBRA election during the 60-day election period or if you do not make all required premium payments during the 45-day period, you will not receive continuation coverage under COBRA.  Further, if you fail to make your monthly premium payments to the SPX Benefits Service Center in a timely manner, your coverage may be terminated.  A payment is considered late if it is not received within 30 days of the due date.  Please refer to your COBRA notice for more information regarding your rights under COBRA.

Your Contribution Amount for Continued Benefits

The contribution amount you will pay for COBRA benefits will change when your Separation Allowance Period ends.  During the Separation Allowance Period, you will pay the same contribution for each plan that you paid as an active employee with the Company.  Once the Separation Allowance Period has ended, you will be responsible for paying 102% of the full cost of coverage under each benefit plan.  The SPX Benefits Service Center will inform you of the exact amounts owed; you are responsible for making all payments to The SPX Benefits Service Center (both during and after the Separation Allowance Period) for COBRA coverage.

Part II.  Benefits Not Subject to COBRA

Participation in most of the plans listed below ends as of your last day worked.

Benefit:	Benefit Status After Termination:
Medical Opt Out Credits	Opt out credits end after the pay period that includes your last day worked.

Life Insurance • Company Paid (Basic) • Supplemental • Spouse or Dependent Child Coverage

Coverage ends with your last day worked. You may then elect to continue your supplemental, spouse, or dependent child coverage or you may convert your basic life coverage to an individual policy, provided you complete the required application and pay your first premium payment within 31 days of your last day of coverage. The SPX Benefits Service Center will mail a conversion/portability kit following the end of your life insurance coverage, which will provide the necessary forms and information. You should contact the SPX Benefits Service Center at 866-779-7367 if you do not receive this kit timely or if you have any questions.

Accidental Death & Dismemberment (AD&D) Insurance	Basic AD&D coverage ends with your last day worked. If you elected Supplemental AD&D coverage, it also ends with your last day worked. Neither plan may be converted.

Disability Plans • Short-Term Disability • Long-Term Disability

Participation ends with your last day worked. If you are receiving disability benefits at the time of your termination of employment, you will continue to receive these benefits while you remain disabled as defined within the plan. If you are receiving Short-Term Disability Plan benefits at the time your employment terminates, your termination will not affect your eligibility for Long-Term Disability Plan benefits should your disability continue more than 26 weeks, provided you elected to participate in the Long-Term Disability Plan. Your application for Long-Term Disability benefits will be considered, subject to applicable plan rules.

Dependent Care Spending Account

Participation ends with your last day worked. You may submit eligible dependent day care expenses incurred through your last day of work, provided they are submitted by March 31st of the following year. Claim forms are available by contacting the SPX Benefits Service Center at 866-779-7367.

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Benefit:	Benefit Status After Termination:
Retirement Savings and Stock Ownership Plan [401(k)]

Participation ends with your last day worked. You may elect partial or total distribution at any time by contacting Fidelity at www.401k.com or 877-401-5779. If you make no election, payment is deferred unless your account is less than $1,000. (If your account is less than $1,000, it will be distributed, whether you elect a distribution or not, at the end of the calendar year during which your employment terminates.)

Loan payments will not be deducted from Separation Allowance payments. Following your separation from employment, Fidelity will send you information on continuing your loan payments directly to Fidelity, provided your account balance exceeds $1,000. Should you have questions after you receive the information, you should contact Fidelity at 877-401-5779. If you do not arrange to continue making loan payments, the outstanding balance will be treated as a distribution subject to income tax and, possibly, additional taxes.

SPX Individual Account Retirement Plan [Pension Plan]

Participation ends with your last day worked. If you are vested, i.e., have five years of continuous service with SPX or predecessor companies and joined SPX on or before December 31, 2000, your cash balance account is payable at any time in any of the optional forms provided by this Plan. If you are not vested, you do not have a right to a benefit from this plan. You will receive a pension kit within 30 days of your termination date from the Pension Service Center. If you have questions prior to receipt of your pension kit, please contact the SPX Pension Service Center at 866-334-0354.

Employee Assistance Plan (EAP)	Coverage continues through the Separation Allowance Period.

Legal Services Plan	Participation ends with your last day worked; you may convert the plan to an individual policy by contacting ARAG Group at 800-247-4184.

Auto and Home Insurance and Long Term Care	You may continue your insurance through direct billing from Marsh@Work. It is important that you contact Marsh@Work at 877-295-3939 at your earliest convenience so there is no lapse in coverage.

Educational Assistance Plan	If you are taking an approved course as of your last day of work, you can still be reimbursed for that course, provided you meet plan requirements.

Vacation	You will be paid for unused vacation earned through the last full pay period worked.

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Part III.  Additional Executive Benefits

Benefit:	Benefit Status After Termination:
Key Man Life

Coverage continues during the separation allowance period with the same post-tax premiums deducted from biweekly severance payments. There is no opportunity to convert, or otherwise continue, coverage beyond the Separation Allowance Period.

Non-Qualified Supplemental Retirement Savings Plan [SRSP]

If you are a participant in this plan, contributions stop as of your last day of work. You are eligible for a distribution according to your most recent election, provided the election was filed at least 12 months prior to the date you have elected to receive the distribution.

SPX Supplemental Individual Account Retirement Plan [SIARP]

Participation ends with your last day worked. If you are vested, i.e., have five years of continuous service with SPX or predecessor companies and joined SPX on or before December 31, 2000, your account is payable at any time in any of the optional forms provided by this plan. If you are not vested, you do not have a right to a benefit from this plan. You will receive a pension kit within about 30 days of your termination date from the Pension Service Center. If you have questions prior to receipt of your pension kit, please contact the SPX Pension Service Center at 866-334-0354.

SPX Top Management Plan [TMP]

Participation ends with your last day worked. If you are vested, i.e., have five years of continuous service with SPX or predecessor companies you are entitled to a benefit from this plan. If you are not vested, you do not have a right to a benefit from this plan. You will receive a pension package from the SPX Pension Service Center describing the benefits available to you. The package will include information for the coordination of entitlement from the IARP and Supplemental IARP, if applicable. If you have questions, please contact the SPX Pension Service Center at 866-334-0354 for assistance.

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